Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Idearc Savings and Security Plan for Mid-Atlantic Associates, Idearc Savings and Security Plan for New York and New England Associates, and The Idearc Savings Plan for Management Employees, of our report dated March 6, 2007, with respect to the consolidated financial statements and schedule of Idearc Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
March 26, 2007